Exhibit 10.51

INDEMNIFICATION AGREEMENT

        THIS INDEMNIFICATION AGREEMENT, dated as of December 13, 2004 (this "Agreement"), is made and entered into by and among HERBALIFE LTD., a Cayman Islands exempted limited liability company (the "Company"), HERBALIFE INTERNATIONAL, INC., a Nevada corporation (together with the Company, the "Indemnitors"), WHITNEY V, L.P., a Delaware limited partnership, WHITNEY STRATEGIC PARTNERS V, L.P., a Delaware limited partnership (together, "Whitney"), and CCG INVESTMENTS (BVI), L.P., a British Virgin Islands limited partnership, CCG ASSOCIATES-QP, LLC, a Delaware limited liability company, CCG ASSOCIATES-AI, LLC, a Delaware limited liability company, CCG INVESTMENT FUND-AI, L.P., a Delaware limited partnership, CCG AV, LLC-SERIES C, a Delaware limited liability company, CCG AV, LLC-SERIES E, a Delaware limited liability company, CCG CI, LLC, a Delaware limited liability company, and GGC Administration, LLC, a Delaware limited liability company (collectively, "Golden Gate Fund"). Whitney and Golden Gate Fund are sometimes referred to herein collectively as the "Purchasers" and individually as a "Purchaser."

RECITALS

        WHEREAS, concurrently herewith, certain of the parties hereto are entering into a Termination Agreement (the "Termination Agreement") to effectuate the termination of that certain Share Purchase Agreement by and among certain of the parties hereto, dated as of July 31, 2002 (the "Share Purchase Agreement"). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Share Purchase Agreement.

        WHEREAS, prior to the execution of the Termination Agreement, the Company was permitted under the Credit Agreement to make certain Tax Amounts Payments to the Purchasers pursuant to and subject to the terms and conditions of the Share Purchase Agreement.

        WHEREAS, the Company and certain of its subsidiaries are terminating the Credit Agreement and entering into a new credit agreement (the "New Credit Agreement"), pursuant to which the Indemnitors will be permitted to make certain tax indemnity payments to the Purchasers in respect of Section 951 of the Internal Revenue Code of 1986, as amended (the "Tax Code"), in an amount not to exceed $15 million in the aggregate per annum.

        WHEREAS, as a condition to consummating the transactions contemplated by the Termination Agreement, and as an inducement to do so, the parties hereto are entering into this Agreement to provide for the terms and conditions pursuant to which the Indemnitors will provide the tax indemnity to the Purchasers permitted by the New Credit Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.     Indemnification.

          1.1   Indemnification Obligation. Subject to the limitations set forth in Section 1.2, the Indemnitors shall, jointly and severally, indemnify and hold harmless the Purchasers in respect of any and all federal income taxes, interest, penalties, claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities and expenses (including, without limitation, settlement costs, reasonable attorneys' fees and any other expenses of investigating or defending any actions or threatened actions) (collectively "Losses") incurred by any Purchaser in connection with income of the Company that is (or would be) includible in the gross income of that Purchaser (assuming, for this purpose, that each Purchaser is a "United States shareholder" as defined in Section 951(b)

  of the Tax Code) for a relevant taxable period under Section 951(a) of the Tax Code ("Section 951 Income"); provided, however, that this indemnification obligation shall not extend to any Losses that are reimbursed to the Purchasers pursuant to the Share Purchase Agreement. The calculation of Section 951 Income by the Indemnitors shall be determined as the amount of Section 951 Income allocated to each Purchaser multiplied by 35% or, if different, the then highest individual Federal Income tax rate.

          1.2   INDEMNIFICATION LIMITATION. Notwithstanding any provision contained herein to the contrary, the aggregate amount of all payments to be made by the Indemnitors in satisfaction of claims for indemnification pursuant to this Agreement shall not exceed $15 million in any calendar year (the "Annual Limit"). Any claims for indemnification due and payable pursuant to Section 1.1 of this Agreement in excess of the Annual Limit shall be accrued as a general unsecured obligation of the Indemnitors and shall be due and payable on January 1 of the next following calendar year to the extent that such payment will not exceed the Annual Limit for the calendar year in which the payment is made. If the payment would exceed the Annual Limit for the calendar year in which the payment is to be made, then the Indemnitors shall pay the maximum amount of such claims for indemnification up to the Annual Limit for the calendar year in which the claims are paid pro-rated among the Purchasers according to their respective ownership of the Company's common shares, and any remaining amounts shall be accrued as a general unsecured obligation of the Indemnitors until paid in accordance with the provisions of this Section 1.2.

          1.3   Claims. The Company shall, on an annual basis, within a reasonable period after filing the Company's Form 10-K, provide each Purchaser with information regarding such Purchaser's share of the Company's estimated Section 951 Income for the prior year, together with a payment as calculated in Section 1.1 above. The Company shall, within a reasonable period after filing the Company's U.S. Federal Income Tax returns for any given year, perform a final calculation based on actual numbers and provide the Purchaser with a reconciliation of the allocable Section 951 Income for the taxable year, together with any additional payment that may be required pursuant to any changes between the estimated amount and the final actual amount. Should the reconciliation of allocable Section 951 Income for the taxable year result in a payment that is less than the originally estimated amount, each Purchaser shall remit such amount back to the Indemnitors. In addition, the Purchaser shall be entitled to claim payment for other Losses with respect to Section 951 Income by providing a reasonable description of such Losses, subject to approval of the Company. Should a subsequent audit of the Company change the amount of Section 951 Income reported by the Company, a new calculation will be performed, pursuant to Section 1.1 above, and if warranted, an additional payment will be made. Should such audit result in a reduction of Section 951 Income reported, a new calculation will be performed, pursuant to Section 1.1 above, and if warranted, Purchasers shall remit such difference to Company.

        2.     Miscellaneous Provisions.

          2.1   Construction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without giving effect to the conflicts of laws provisions thereof.

          2.2   Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by telecopy, telegram, telex or wire (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Whitney:	c/o Whitney & Co., LLC 177 Broad Street Stamford, Connecticut 06901

Attention: Mr. James Fordyce

If to Golden Gate Fund:	c/o GGC Administration LLC One Embarcadero Center Suite 3300 San Francisco, CA 94111

Attention: Mr. Jesse Rogers

If to the Indemnitors:	c/o Herbalife International, Inc. 1800 Century Park East Los Angeles, California 90067

Attention: Brett R. Chapman, Esq.

With copies to:	Gibson, Dunn & Crutcher LLP 2029 Century Park East Suite 4000 Los Angeles, CA 90067

Attention: Jonathan K. Layne, Esq.

          2.3   Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties.

          2.4   Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each party. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

          2.5   Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof.

          2.6   Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          2.7   Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

          2.8   Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

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HERBALIFE LTD.

By:	/s/ BRETT R. CHAPMAN
Name: Brett R. Chapman
Title: General Counsel
HERBALIFE INTERNATIONAL, INC.

By:	/s/ BRETT R. CHAPMAN
Name: Brett R. Chapman
Title: General Counsel
WHITNEY V, L.P.

By:	Whitney Equity Partners V, LLC, Its General Partner

By:	/s/ DANIEL J. O'BRIEN
Name: Daniel J. O'Brien
A Managing Member
WHITNEY STRATEGIC PARTNERS V, L.P.

By:	Whitney Equity Partners V, LLC, Its General Partner

By:	/s/ DANIEL J. O'BRIEN
Name: Daniel J. O'Brien
A Managing Member

        [Signature Page to Indemnification Agreement]

CCG INVESTMENTS (BVI), L.P. CCG ASSOCIATES—QP, LLC CCG ASSOCIATES—AI, LLC CCG INVESTMENT FUND—AI, LP CCG AV, LLC—SERIES C CCG AV, LLC—SERIES E CCG CI, LLC

By:	Golden Gate Capital Management, L.L.C.
Its:	Authorized Representative

By:	/s/ KEN DIEKROEGER

Name:	Ken Diekroeger
Its:	Managing Member

[Signature Page to Indemnification Agreement]

GGC ADMINISTRATION, LLC

By:	Ken Diekroeger
Its:	Managing Director

[Signature Page to Indemnification Agreement]